Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49056) of BGC Partners, Inc. pertaining to the BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and Their Affiliates of our report dated June 28, 2018, with respect to the financial statements and schedule of the BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and Their Affiliates included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/    Ernst & Young LLP

New York, New York

June 28, 2018